Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Release”) is between Faraz Ali (“Employee”) and REGENXBIO Inc. (“REGENXBIO” or “Employer”), dated the 5th day of January 2018.

WHEREAS, Employee has been employed by Employer as its Chief Business Officer, an at-will employee, located at Employer’s office in Rockville, Maryland;

WHEREAS, on January 5, 2018, by mutual agreement, Employee and Employer agreed that Employee’s employment with Employer will terminate effective January 5, 2018;

WHEREAS, the parties desire to enter into this Release to effectuate the termination of Employee’s employment with Employer pursuant to the terms of this Release;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1.    Termination of Employment. Employee’s employment with Employer will terminate on January 5, 2018 (the “Termination Date”).

2.    Payment

(a)    Employee will be paid his regular salary for the period up to and including the Termination Date. The Employer will also pay Employee in his final paycheck for any remaining accrued but unused Paid Time Off (PTO) to which he remains entitled as of the Termination Date. Further, the Employer will pay Employee the amount of annual incentive bonus to which Employee is entitled as of the Termination Date, based upon the criteria established in advance by the REGENXBIO Board or the Compensation Committee. The Employer will pay Employee for such incentive bonus a lump-sum payment of one hundred seven thousand fifty nine dollars ($107,059), less lawful deductions, including for state and federal withholding and employment taxes, which shall be paid on or before March 2, 2018. The Company hereby waives the requirement that any incentive bonus earned by you shall be paid to you only if you remain employed through the payment date of the bonus. Employee expressly acknowledges that once he has received payment for his regular salary through the Termination Date, payment for his PTO, and payment for his annual incentive bonus, he will have received all moneys owed to him for his current compensation, and he is not entitled to any further compensation of any kind, having received all salary, incentive compensation, bonuses, and benefits to which Employee was entitled by virtue of employment with Employer through the Termination Date, including payment for all accrued and unused paid time off, overtime pay and business expense reimbursements, if any. No further consideration will be provided to Employee except as set forth in paragraph 2(b).

(b)    Provided that Employee has not revoked this Release pursuant to paragraph 13 below and complies with all terms and conditions of this Release, Employer shall provide Employee with the following benefits (“Severance Benefits”):

(i)    Employer shall pay Employee salary continuation for up to nine months in the aggregate gross amount of Two Hundred Thirty Eight Thousand, Three Hundred Fifty Nine Dollars ($238,359.00), less applicable withholdings and deductions (the “Salary Continuation”) Employer shall issue the Salary Continuation payments bi-weekly payable in accordance with Employer’s standard payroll practices, less applicable withholdings and deductions, starting on Employer’s first payroll date that is at least 10 days after the date on which Employer receives this signed Release from Employee. Notwithstanding the foregoing, Employer’s obligation to issue the Salary Continuation payments to Employee shall cease on the date that Employee commences employment with any other person or entity during the period that Salary Continuation payments are being made.

(ii)    Following the Termination Date, Employee may participate in the medical, dental and vision plans of Employer, as such plans may be amended from time to time, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). If Employee timely elects to continue medical, dental or vision coverage pursuant to

COBRA, and provided that Employee has not revoked this Release pursuant to paragraph 13 below, Employer shall pay the monthly premium payments for Employee’s participation in COBRA continuation coverage during the 9-month period following the Termination Date. Employee shall have no right to participate in such plans under COBRA or receive Employer-paid COBRA benefits beyond the period provided under COBRA. Notwithstanding the foregoing, Employee’s eligibility for Employer-paid COBRA shall cease as of the date Employee is offered participation in substantially equivalent coverage under another group plan in connection with new employment or self-employment. Employee’s coverage under all other Employer benefit plans shall terminate as of the Termination Date.

(c)    Employee is obligated to inform Employer immediately if he becomes employed by any other person or entity at any point during the latter of the first 9 months following the Termination Date or the period during which Employee is receiving Salary Continuation. Employee expressly agrees and acknowledges that the Severance Benefits are not otherwise due or owing to Employee absent Employee’s execution of this Release.

(d)    Employee’s eligibility to post-termination indemnification from Employer shall be limited to those rights granted to Employee under the Indemnity Agreement between Employee and Employer dated as of March 2, 2016.

(e)    Employee agrees that other than as expressly stated in this Paragraph 2, Employee will not seek anything further from Employer, including any other payment. Employee further agrees that except as expressly set forth in this Release, Employee is not entitled to any benefits, wages, bonuses, commissions, compensation, expense reimbursements or other payments. Any options that may have been granted to Employee shall be governed by the terms of the applicable option Agreement and Employer’s 2014 Stock Plan.

3.    Return of Property and Confidentiality of Information.

(a)    Employee agrees to immediately return to Employer (1) all materials belonging to Employer, including documents, correspondence, plans, records, notes, drawings, software, files (computer or hard copy), confidential information or papers and any copies thereof in Employee’s possession or control, including in particular all documents, correspondence, plans, records, notes, drawings, software, files (computer or hard copy), or papers and any copies thereof Employee has relating to Employer’s customers, vendors, finances, processes, methods of operation, research or development, that was made, compiled by, delivered to or received by Employee during or as a result of employment with Employer; and (2) all other property of the Employer, including all identification cards and passwords, credit or charge cards, Employer telephones, pagers, computers, printers or other equipment and keys. Employee shall continue to safeguard and will not disclose to any third party any confidential or proprietary information of Employer, including but not limited to any trade secrets, business or operation plans, strategies, prospects or objectives, products, technology, formulas, processes or specifications. Employee’s obligations under this Paragraph 3 shall continue indefinitely. Employee’s obligations under this Paragraph 3 shall be a condition precedent to Employer’s obligation to provide Employee with the Separation Consideration.

(b)    Employee will continue to abide by his obligations to Employer pursuant to the Proprietary Information and Inventions Agreement between Employee and Employer dated as of February 29, 2016 (the “Proprietary Information Agreement”), which shall survive execution of this Release according to its stated terms; provided, however, that the phrase “1 year” in the first sentence of section 4(d) of the Proprietary Information Agreement shall be replaced with the phrase “9 months.”

4.    Employee’s Release and Waiver of Claims.

(a)    “Released Parties” means Employer and its “Related Entities”, Related Entities being defined to include successors in name, successors in interest, assigns, predecessors in name, predecessors in interest, shareholders, present and former parents, subsidiaries, related corporations, partners, joint ventures, and affiliates, past and present directors, trustees, officers, agents, insurers, attorneys and employees of Employer and these companies, and any and all employee pension or welfare benefit plans of Employer and these companies, including current and former trustees and administrators of these plans.

(b)    Employee hereby releases the Released Parties from all claims and rights that Employee has against any and all Released Parties, including, but not limited to, those claims of which Employee is not aware, those not mentioned in this Release, and all claims for attorneys’ fees, costs, and interest. This Release applies to claims and rights resulting from anything that has happened up to now. This Release does not apply to claims arising after the date of this Release.

(c)    Employee specifically releases all claims and rights arising from or relating to Employee’s employment or other relationship with the Released Parties and the termination of that employment, including but not limited to any claims or rights Employee may have under the Civil Right Act of 1866, the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, 42 U.S.C.§§1981, 1983 and 1985, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, the Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Uniformed Services Employment and Reemployment Rights Act of 1994, the federal Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the federal Equal Pay Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection

Act, the False Claims Act, the Health Insurance Portability and Accountability Act of 1996, the Maryland Fair Employment Practices Act, the Maryland Antidiscrimination Act of 2001, the Maryland Parental Leave Act, the Maryland Flexible Leave Act, the Montgomery County Code and any other federal, state, local or foreign laws against discrimination, or any other federal, state, local or foreign law or common law relating to employment, wages, hours, or any other terms and conditions of employment. Employee further releases any claim for wrongful discharge, defamation, breach of contract, or torts, any claims for wages or other compensation, including but not limited to salary, bonuses, and vacation pay, and any other claims in any way related to Employee’s employment or termination of employment with Employer. Employee further agrees to forever refrain from seeking employment with Employer. By signing this Agreement, Employee also agrees that he has not suffered any injuries or occupational diseases relating to or arising out of his employment with Employer which would be compensable under the Maryland Workers’ Compensation Act and that he has received all wages (including any commissions or overtime pay, as applicable) and leave to which he was entitled as an employee of Employer and that he is not aware of any facts or evidence of any discrimination or retaliation by Employer or any Released Party. Further, by signing this Agreement, Employee also expressly acknowledges and represents that he is not currently aware of any facts or circumstances constituting a violation of the Family and Medical Leave Act of 1993 or the Fair Labor Standards Act, or any similar state law. Employee specifically acknowledges that he releases and waives any claim for any attorneys’ fees, costs and expenses.

(d)    Employee agrees not to file, join in or prosecute any lawsuits against Employer and/or the Released Parties, concerning any matter in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction on or before the date of this Agreement. By signing this Agreement, Employee agrees not to sue Employer and/or the Released Parties for anything arising up until the date of this Agreement. Although Employee is not precluded from initiating, cooperating or participating in a lawful governmental administrative investigation, to the maximum extent permitted by law, Employee expressly waives his right to any monetary recovery or any other individual relief in connection with any administrative investigation or charge or should any federal, state or local administrative agency or any other person pursue any claims on his behalf arising out of or related to his employment or the ending of his employment with Employer concerning any matter released herein. Employee represents and warrants that he does not presently have on file any claim, charge, grievance, or complaint against Employee or any of the Released Parties in or with any administrative, state, federal, or governmental entity, agency, board, or court or before any other tribunal, panel or arbitrators, public or private, based upon any actions or omissions by Employer or any of the Released Parties occurring prior to his execution of this Agreement. This Release does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission. In addition, this Release does not release any statutory claims that cannot be released by Employee as a matter of law, does not limit Employee from filing a lawsuit for the purpose of enforcing his contractual rights under this Agreement, and does not limit Employee from exercising any rights he may have to vested benefits under a pension plan.

5.    Binding Effect. This Release is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties. Employee makes the releases contained in this Release for the benefit of the Released Parties and all who succeed to their rights, interests, or responsibilities.

6.    Enforceability. If a court rules that any provision of this Release is not enforceable in the manner set forth in this Release, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly. If a court rules that any provision of this Release is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Release, which shall continue in full force and effect.

7.    Entire Agreement. This Release is the entire agreement between Employee and Employer. It supersedes any existing oral or written agreements with respect to Employee’s employment with Employer, except for the Proprietary Information Agreement, Indemnity Agreement and any option agreement between Employer and Employee, which shall continue in accordance with their stated terms. No representations regarding the Released Parties’ relationship with Employee, or any obligations to Employee, have been made, or survive, except as set forth in this Release.

8.    Amendment. This Release cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

9.    Legal Counsel. Employee has had ample time to consult with an attorney before signing this Release and acknowledges having been advised to consult with an attorney before signing this Release.

10.    Confidentiality, Non-Disparagement, and Compromise.

(a)    Employee agrees that the existence of and the terms and conditions of this Release shall forever remain confidential as between the parties and Employee shall not disclose them to any other person, provided however that Employee may disclose the terms and conditions of this Release to Employee’s attorney, accountant, financial advisor, spouse, tax authorities, a lender in connection with an application by Employee for a loan, to a state agency in connection with an application by Employee for unemployment compensation benefits or as required or permitted by law. Without limiting the generality of the foregoing, Employee specifically agrees not to disclose information regarding this Release to any current, former or future employee of Employer.

(b)    Employee agrees not to disparage or make any disparaging remarks or send to any person any disparaging communication concerning Employer and the Released Parties. Employer shall respond to any reference request regarding Employee made to Employer’s Human Resources Department by confirming Employee’s dates of employment with Employer and the title of the last position held by Employee. Nothing in this Release shall prohibit Employee from communicating with any federal government agency about Employer or the Released Parties. The provisions of this paragraph 10(b) shall not be applicable to any statement by Employee or Employer in response to legal process, in connection with an action to enforce this Release.

(c)    The Parties agree and acknowledge that this Release is the result of a compromise and shall never be construed as an admission of liability, wrongdoing or responsibility on the part of Employer or the Released Parties, who expressly deny any such liability, wrongdoing or responsibility.

11.    Full Understanding. Employee has read this Release carefully, fully understands the meaning of its terms, and is signing this Release knowingly and voluntarily

12.    Governing Law. This Release shall be governed by and interpreted in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law. Any action relating to this Release shall be instituted in the State of Maryland and the parties agree to submit to the exclusive jurisdiction of the state and federal courts of Maryland for this purpose. In the event of any lawsuit seeking to enforce the terms of this Release, the parties agree that: (a) this Release shall be confidential and may not be filed with the Court except under seal and only to the extent necessary to seek enforcement thereof; and (b) any such lawsuit will be heard without a jury and Employee and Employer each waive their right to a jury in any such lawsuit.

13.    Period for Consideration. Employee shall have 21 days to consider this Release. Employee may elect, at Employee’s option, to sign this Release in a shorter period of time. Employee may revoke this Release within 7 days of signing it. Any revocation must be made by delivering written notice of revocation to REGENXBIO Inc., ATTN: Shiva Fritsch, Senior Vice President Human Resources, 9600 Blackwell Road, Suite 201, Rockville, MD 20850. To be effective, any revocation of this Release must be in writing and received by Employer no later than the close of business on the 7th day after Employee signs this Release. This Release shall not become effective or enforceable until the expiration of 7 days after Employee signs this Release.

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The Parties have executed this Severance Agreement and General Release on the date set forth below each Party’s signature:

Employee	REGENXBIO INC.

/s/ Faraz Ali	BY:	/s/ Kenneth T. Mills
FARAZ ALI		Kenneth T. Mills
President & CEO

1/26/18		1/26/18
Date		Date

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